Exhibit 99.2

ENSERVCO Strengthens Board with Addition of Oil and Gas Executive Robert Herlin and Former Procter & Gamble Executive William Jolly

Company’s Second Largest Shareholder, Cross River Capital Management, Significantly Increases Holdings

DENVER, CO – January 20, 2015 – ENSERVCO Corporation (NYSE MKT: ENSV), a provider of well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced the appointment of two new board members – oil and gas executive Robert Herlin and former Procter & Gamble executive William Jolly. Herlin and Jolly fill board positions previously held by Michael Herman and Gerard Laheney. The appointments were made at a Board of Directors meeting on January 15, 2015.

“We welcome the addition of Bob and Bill to ENSERVCO’s board,” said Rick Kasch, chairman and CEO of ENSERVCO. “With many years of diversified experience building oil and gas operations, Bob brings valuable industry depth and expertise. We will also benefit from Bill’s diverse background as an international marketing executive and accomplished investment banker. These appointments complement the strengths of our other board members and underscore ENSERVCO’s commitment to best practices in corporate governance. We also want to thank Mike and Jerry for their years of service and wish them well in their future endeavors.”

Herlin, 59, is the cofounder, chairman and CEO of Evolution Petroleum Corp. (NYSE MKT: EPM), a developer of incremental petroleum assets through the application of conventional and patented technology to known oil and gas reserves. He also is a past board member of Boots and Coots, Inc., an oil field services operation acquired in 2010 by Halliburton Company. Herlin brings to ENSERVCO more than 30 years of experience in engineering, energy transactions, operations and finance with public and private oil and gas and other companies. Herlin serves on the Engineering Advisory Board for the Brown School of Engineering at Rice University, where he previously served on the Centennial Council for Chemical and BioMolecular Engineering. He graduated with honors from Rice University with B.S. and M.E. degrees in chemical engineering and earned an MBA from Harvard University.

Jolly, 60, is an investment banking executive with Scarsdale Equities, and has more than 18 years experience assisting growth companies in the areas of capital formation, M&A advice, corporate governance and strategic planning. Jolly began his career with Procter & Gamble, where he held positions of increasing responsibility, including marketing manager for Singapore and Korea; regional marketing director, Singapore; managing director, Hong Kong; and president, director of Procter & Gamble Indonesia.  Just prior to entering investment banking, Jolly was vice president, worldwide consumer products – Asia Pacific Region with Scott Paper located in Hong Kong.  In addition to his executive management and marketing experience, Jolly is active on several boards of directors.  He graduated with a B.A. degree from Duke University and holds an MBA from the University of North Carolina at Chapel Hill.

Rich Murphy, Managing Partner of Cross River Partners, ENSERVCO’s largest institutional stockholder, said, “The addition of Herlin and Jolly strengthens ENSERVCO’s leadership team as the Company moves into its next phase of growth. As a long time shareholder, we fully support ENSERVCO’s business strategy for adding capacity, expanding market share and building revenue streams that are less dependent on drilling activity – especially in light of recent oil price trends. We believe these moves position ENSERVCO to build shareholder value over the long term. Accordingly, we recently purchased an additional 2.0 million shares, raising our total holdings to 5.2 million shares.”

About ENSERVCO

Through its two operating subsidiaries – Heat Waves Hot Oil Service and Dillco Fluid Service – ENSERVCO has emerged as one of the energy service industry's leading providers of hot oiling, acidizing, frac water heating and fluid management services. ENSERVCO’s operating subsidiaries own and operate a fleet of more than 250 specialized trucks, trailers, frac tanks and related well-site equipment and cover seven major domestic oil and gas fields, serving customers in Colorado, Kansas, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, Oklahoma, Pennsylvania, Texas, West Virginia and Wyoming. Additional information is available at www.enservco.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in a Form 10-K filed on March 20, 2014. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO. ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contacts:

Pfeiffer High Investor Relations, Inc.

Jay Pfeiffer

Phone 303-393-7044

Email: jay@pfeifferhigh.com